Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FOURTH QUARTER EARNINGS

Earnings per share up 8% for 2007 and 4% for the Fourth Quarter

CRESTVIEW HILLS, KENTUCKY, January 17, 2008 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the fourth quarter and the twelve months ended December 31, 2007. For the fourth quarter of 2007 the Company reported an increase in diluted net income per share of 4%, while diluted net income per share for the full year of 2007 increased 8%, as compared to the same periods in 2006. The fourth quarter results included the impact of the acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc. (“First Bank”), which was completed on May 18, 2007. First Bank was merged into The Bank of Kentucky, Inc., and operates under The Bank of Kentucky name. This acquisition added $74 million in additional assets and included approximately $63 million in loans and deposits.

A summary of the Company’s results follows:

Fourth Quarter ended December 31,	2007	2006	Change
Net income	$3,085,000	$3,064,000	1%
Net income per share, basic	$0.54	$0.53	2%
Net income per share, diluted	$0.54	$0.52	4%

Twelve Months ended December 31,	2007	2006	Change
Net income	$11,131,000	$10,452,000	6%
Net income per share, basic	$1.93	$1.79	8%
Net income per share, diluted	$1.93	$1.78	8%

Net interest income increased $730,000 or 8% in the fourth quarter of 2007, as compared to the same period in 2006, while the net interest margin decreased from 3.80% in the fourth quarter of 2006 to 3.46% in the fourth quarter of 2007. The increase in net interest income was the result of the growth in earning assets by $177 million, as compared to the fourth quarter of 2006, while the interest rate environment and a higher percentage of lower yielding assets, fed funds sold and securities, contributed to the reduction in the net interest margin. The provision for loan losses increased by $125,000 (31%) in the fourth quarter of 2007 as compared to the same period in 2006, while the provision for loan losses for the year decreased $125,000 or 7% from 2006. The Company recorded $775,000 in net charge-offs in the fourth quarter of 2007 and a total of $998,000 in net charge-offs for the full year of 2007. The majority of the loans charged-off in the fourth quarter of 2007 were reserved for in previous periods. The annualized year to date net charge offs to average loans decreased from .30% for 2006 to .11% for 2007. The Company’s non-performing loans as a percentage of total loans were .95% at December 31, 2007 compared to .61% at December 31, 2006. The largest increase to non-performing loans since December 31, 2006 was the addition of a $1.7 million relationship. A specific loan loss reserve was established for this relationship in the first quarter of 2007 and $350,000 of this relationship was charged-off in the fourth quarter of 2007. The loan loss allowance to total loans ratio decreased from .95% on September 30, 2007 to .90% at December 31, 2007 as a result of the charge-offs in the fourth quarter. The increase in the provision for loan losses in the fourth quarter was the result of management’s continued analysis of the credit risk inherent in the Bank’s loan portfolio.

Non-interest income decreased 3% ($94,000) in the fourth quarter of 2007, as compared to the same period in 2006, while non-interest expense increased 10% ($784,000) from the same period last year. Contributing to the decrease in non-interest income was $265,000 in write-downs of other real estate owned (real estate acquired through foreclosures) and an $111,000 (33%) decrease in gains on the sale of mortgage loans. The largest increases in non-interest expense were attributed to increased salaries and employee benefits expense, which increased $247,000 or 6%. Non-interest expense in the fourth quarter of 2007 included the addition of $190,000 in the amortization of intangible assets acquired with the First Bank transaction.

Total assets were $1.233 billion at the end of 2007, which was $181 million or 17% higher than the same date a year ago. Total loans grew $136 million or 17% from December of 2006 and were funded by an increase in deposits of $148 million or 16% with the First Bank acquisition adding approximately $63 million in loans and deposits in 2007. As a result of deposit growth and other borrowings outpacing loan growth, investments increased by $49 million or 41% in the fourth quarter of 2007, as compared to the same period in 2006, which was offset by a decrease in federal funds sold of $18 million or 97%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Fourth Quarter Comparison				Twelve months ended December 31, Comparison
	12/31/07	12/31/06	% Change		2007	2006	% Change
Income Statement Data
Net interest income	$9,694	$8,964	8%		$37,236	$34,293	9%
Provision for loan losses	525	400	31%		1,575	1,700	(7)%
Service charges and fees	2,157	1,912	13%		8,243	5,976	38%
Gains on the sale of mortgage loans	227	338	(33)%		919	1,056	(13)%
Other non-interest income	1,160	1,388	(16)%		4,881	4,756	3%
Salaries and employee benefits expense	4,166	3,919	6%		16,402	14,950	10%
Occupancy and equipment expense	1,178	1,057	11%		4,517	4,076	11%
Other non-interest expense	3,147	2,731	15%		12,800	10,116	27%
Net income	3,085	3,064	1%		11,131	10,452	6%

Per Share Data
Basic earnings per share	$0.54	$0.53	2%		$1.93	$1.79	8%
Diluted earnings per share	0.54	0.52	4%		1.93	1.78	8%
Cash dividends declared	0.00	0.00	0%		0.46	0.38	21%

Earnings Performance Data
Return on equity	13.26%	14.16%	(90	)bps	12.39%	12.58%	(19	)bps
Return on assets	1.01%	1.19%	(18	)bps	.99%	1.08%	(9	)bps
Net interest margin	3.46%	3.80%	(34	)bps	3.62%	3.87%	(25	)bps

					12/31/07	12/31/06	% Change
Balance Sheet Data
Investments					$168,299	$118,954	41%
Total loans					949,714	814,101	17%
Allowance for loan losses					8,505	6,918	23%
Total assets					1,232,724	1,051,563	17%
Total deposits					1,062,079	914,427	16%
Total borrowings					65,129	39,867	64%
Stockholders’ equity					93,485	86,883	8%

Asset Quality Data
Allowance for loan losses to total loans					.90%	.85%
Non-performing loans to total loans					.95%	.61%
Annualized charge-offs to average loans					.11%	.30%

		Five-Quarter Comparison
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Income Statement Data
Net interest income	$9,694	$9,681	$9,094	$8,767	$8,964
Provision for loan losses	525	100	300	650	400
Service charges and fees	2,157	2,117	2,119	1,850	1,912
Gains on the sale of mortgage loans	227	202	298	192	338
Other non-interest income	1,160	1,198	1,293	1,230	1,388
Salaries and employee benefits expense	4,166	4,119	4,082	4,035	3,919
Occupancy and equipment expense	1,178	1,158	1,094	1,087	1,057
Other non-interest expense	3,147	3,325	3,153	3,175	2,731
Net income	3,085	3,041	2,848	2,157	3,064

Per Share Data
Basic earnings per share	$0.54	$0.53	$0.49	$0.37	$0.53
Diluted earnings per share	0.54	0.53	0.49	0.37	0.52
Cash dividends declared	0.00	0.24	0.00	0.22	0.00

Earnings Performance Data
Return on equity	13.26%	13.32%	12.85%	10.00%	14.16%
Return on assets	1.01%	1.05%	1.06%	.84%	1.19%
Net interest margin	3.46%	3.65%	3.67%	3.71%	3.80%

	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Balance Sheet Data
Investments	$168,299	$103,073	$97,463	$113,959	$118,954
Total loans	949,714	920,756	909,377	818,582	814,101
Allowance for loan losses	8,505	8,755	8,664	7,342	6,918
Total assets	1,232,724	1,154,181	1,142,083	1,048,395	1,051,563
Total deposits	1,062,079	988,738	980,888	908,458	914,427
Total borrowings	65,129	62,418	60,064	41,950	39,867
Stockholders’ equity	93,485	91,060	90,146	87,591	86,883

Asset Quality Data
Allowance for loan losses to total loans	.90%	.95%	.95%	.90%	.85%
Non-performing loans to total loans	.95%	.95%	1.11%	.70%	.61%
Annualized charge-offs to average loans	.33%	.00%	(.01)%	.11%	.11%

About BKFC

BKFC, a bank holding company with assets of approximately $1.233 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-one ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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